NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Fiscal 2015 Results

Q1 Highlights

•	Net sales of $26.6 million increased 10% from the prior year first quarter, due to higher sales into material handling and elevator markets. Q1 bookings totaled $28.6 million.

•	Q1 gross margin improved to 35.3% of sales, up 150 basis points over prior year Q1 gross margin of 33.8% of sales.

•	Q1 income from operations increased 74% to $2.5 million, compared to $1.4 million in last year’s first quarter.

•	Earnings per share from continuing operations increased 91% to $.67 per share, compared to $.35 per share in Q1 last year.

Menomonee Falls, Wis., May 7, 2015 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its first quarter of fiscal year 2015, ended March 29, 2015.

First Quarter Results

In the first quarter of fiscal 2015, Magnetek recorded revenue of $26.6 million, a 10% increase from the prior year first quarter sales of $24.1 million, as sales of products for material handling applications increased $1.4 million year-over-year to $19.5 million, and sales of products for elevator applications increased nearly $1.0 million year-over-year to $6.2 million.
The higher sales volume, together with lower pension expense and tax provisions, resulted in an increase in first quarter earnings per share from continuing operations to $.67 per share compared to prior year earnings from continuing operations of $.35 per share.
“We remain encouraged by the strong year-over-year growth in our sales and profitability, as well as by the positive book-to-bill ratio in the first quarter. We experienced the typical seasonal softness in material handling markets, which resulted in a slow start to the year. However, as the quarter progressed, order and sales activity increased substantially. In addition, our profitability improved significantly over last year despite the uneven demand, as we drove our gross margins higher and benefitted from reduced pension expense,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $9.4 million (35.3% of sales) in the first quarter of 2015 versus $8.2 million (33.8% of sales) in the same period a year ago. The increase in gross profit and gross margin was primarily due to higher sales volumes in the current year first quarter.
Total operating expenses, consisting of research and development (“R&D”), pension expense, and selling, general, and administrative costs, were $6.9 million in the first quarter of 2015, compared to $6.7 million in the first quarter of fiscal 2014. Compared to the prior year, operating expenses increased due to higher R&D spending related to new product development, higher variable selling expenses, and higher expenses related to information systems, partially offset by lower pension expense. In addition, prior year administrative costs include a non-recurring favorable adjustment related to a change in the Company’s paid time off policies.
Income from continuing operations after provision for income taxes in the first quarter of fiscal 2015 was $2.5 million, or $.67 per diluted share, compared to after-tax income from continuing operations of $1.2 million, or $.35 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.63 per diluted share in the first quarter of 2015 versus net income of $.31 per diluted share in the first quarter of fiscal 2014.
Unrestricted cash balances decreased by $2.6 million during the first quarter of fiscal 2015 to $7.1 million at March 29, 2015.

Operations and Outlook

Total first quarter 2015 bookings were $28.6 million, resulting in a book-to-bill ratio for the quarter of nearly 108%. Total Company order backlog was $15.4 million at March 29, 2015, up 12% from $13.7 million at the end of the first quarter of fiscal 2014.
“As expected, market conditions in our largest served market, material handling, were quite soft early in 2015, but our business activity picked up strongly later in the quarter. We booked nearly 50% of our first quarter orders during the month of March, so we would expect sales in the second quarter to increase moderately from the level of the first quarter,” said Mr. McCormick. “In addition, first quarter margins were impacted not only by uneven demand patterns, but also by the west coast port shutdown. The port issue resulted in higher freight costs and increased inventory balances, and presented some real challenges to our supply chain and plant efficiency. With that now behind us, if demand as expected becomes more linear going forward, we should see higher profit margins and better asset management in the second quarter. We’re cautiously optimistic that the momentum we experienced late in the first quarter can continue into the second quarter and the remainder of the year,” continued Mr. McCormick.
“Our strategy for some time now has been to increase the value of the Company by focusing on organic sales growth, consistent cash generation, and a reduction in our pension obligation. Over the past several years, we’ve been very successful with cash generation, and have deployed that cash through investments in our business and contributions to our pension plan. We’re now seeing the benefit of years of significant contributions to our pension plan in the form of lower pension funding obligations and reduced pension expense, which has increased our earnings and certainly enhanced the value of the Company,” continued Mr. McCormick. “What we’ve also seen in our business over the past several quarters is fairly robust organic growth, which is very encouraging. We believe this growth has largely been a function of market share gains, combined with end market conditions characterized by a growing willingness to invest, as evidenced by the fact that our sales mix continues to shift toward larger projects. We’re also continuing our efforts to enter new markets and geographies, but some of those growth initiatives have a longer-term horizon. We’ll continue to efficiently align our cost structure with our sales volume to better assure achievement of growing profitability as our business grows. In summary, we believe our strategy to enhance value remains sound, and we believe we are well-positioned to continue to grow our sales and profitability over time,” concluded Mr. McCormick.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s first quarter 2015 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the webcast will be available on the “Investor Relations” page of Magnetek's website for at least ninety days. A replay of the call will also be available through May 14, 2015, by phoning 630-652-3042 (passcode 3935 9356 #).

Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending June 28, 2015, and its fiscal year 2015. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	(13 weeks)	(13 weeks)
	March 29,	March 30,
Results of Operations:	2015	2014
Net sales	$26,612	$24,113
Cost of sales	17,213	15,961
Gross profit	9,399	8,152
Operating expenses:
Research and development	899	799
Pension expense	502	925
Selling, general and administrative	5,490	4,990
Total operating expenses	6,891	6,714
Income from operations	2,508	1,438
Provision for income taxes	41	240
Income (loss) from continuing operations	2,467	1,198
Income (loss) from discontinued operations	(163)	(144)
Net income (loss)	$2,304	$1,054

Earnings (loss) per common share - basic:
Income (loss) from continuing operations	$0.69	$0.37
Income (loss) from discontinued operations	$(0.04)	$(0.05)
Net income per common share	$0.65	$0.32

Earnings (loss) per common share - diluted:
Income (loss) from continuing operations	$0.67	$0.35
Income (loss) from discontinued operations	$(0.04)	$(0.04)
Net income (loss) per common share	$0.63	$0.31

Weighted average shares outstanding:
Basic	3,550	3,263
Diluted	3,683	3,392

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended
	(Unaudited)
	March 29,	March 30,
	2015	2014
Operating income (GAAP)	$2,508	$1,438
As a percent of sales	9.4%	6.0%
Add: pension expense	502	925
Adjusted operating income (non-GAAP)	$3,010	$2,363
As a percent of sales	11.3%	9.8%
Add: depreciation and amortization	199	202
Add: stock compensation expense	181	183
Adjusted EBITDA (non-GAAP)	$3,390	$2,748
As a percent of sales	12.7%	11.4%

	Three months ended
	(Unaudited)
	(13 weeks)	(13 weeks)
	March 29,	March 30,
Other Data:	2015	2014
Depreciation expense	$186	$189
Amortization expense	13	13
Capital expenditures	207	171

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	March 29,
	2015	December 28,
	(Unaudited)	2014
Cash	$7,129	$9,702
Restricted cash	262	262
Accounts receivable	17,476	16,975
Inventories	14,289	13,626
Prepaid and other current assets	785	801
Total current assets	39,941	41,366

Property, plant & equipment, net	2,945	2,931
Goodwill	30,307	30,364
Other assets	4,072	4,039

Total assets	$77,265	$78,700

Accounts payable	$9,192	$10,375
Accrued liabilities	4,374	6,703
Total current liabilities	13,566	17,078

Pension benefit obligations, net	26,186	27,360
Other long-term obligations	828	845
Deferred income taxes	9,813	9,798
Total liabilities	50,393	55,081

Common stock	36	35
Paid in capital in excess of par value	150,254	150,641
Retained deficit	(7,871)	(10,175)
Accumulated other comprehensive loss	(115,547)	(116,882)
Total stockholders' equity	26,872	23,619

Total liabilities and stockholders' equity	$77,265	$78,700